TEXTRON	Exhibit 99.2
	Corporate Communications Department	NEWS Release

Investor Contact: Doug Wilburne – 401-457-3606 Bill Pitts – 401-457-2502	FOR IMMEDIATE RELEASE
Media Contact: Kim Reingold – 401-457-2494
Textron Pays for Shares of United Industrial Corporation

Providence, RI – November 20, 2007 – Textron Inc. (NYSE: TXT) announced today that its wholly owned subsidiary has purchased and paid for a total of 8,417,623 shares of common stock of United Industrial Corporation (NYSE: UIC) which were tendered in its offer for UIC common stock that expired on November 13, 2007, representing approximately 85% of UIC's outstanding common stock. Textron also announced that 1,621,653 shares of UIC common stock, which had been tendered in the offer through notices of guaranteed delivery, have not been delivered as required on or before November 16, 2007 and, as a result, such shares have not been purchased by Textron’s subsidiary.  Accordingly, the merger of Textron’s wholly owned subsidiary with and into UIC has not yet occurred.

Textron plans to complete the merger as soon as practicable, and may, if necessary, request that UIC call a shareholder meeting so the merger can be completed on a long form basis.  Once the merger has been completed, shares of UIC common stock not tendered in the merger (other than those as to which holders properly exercise appraisal rights, if any) will be converted into the right to receive the same $81.00 per share, without interest and less any required withholding taxes, that was paid in the tender offer.

About Textron Inc.

Textron Inc. is an $11 billion multi-industry company operating in 32 countries with approximately 40,000 employees. The company leverages its global network of aircraft, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft Company, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, Textron Systems Corporation and Textron Financial Corporation. More information is available at www.textron.com.

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Forward Looking Information: Certain statements in this release and other oral and written statements made by Textron from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters; or project revenues, income, returns or other financial measures. These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the following: (a) the risk that the proposed transaction disrupts current plans and operations; (b) the risk that anticipated synergies and opportunities as a result of the transaction will not be realized; (c) difficulty or unanticipated expenses in connection with integrating UIC into Textron; (d) the risk that the acquisition does not perform as planned, including the risk that UIC will not achieve revenue projections; (e) conditions to the closing of the merger might not be satisfied; and (f) potential difficulties in employee retention following the closing of the transaction.